Exhibit 99.1

Contacts:

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Neil Maitland

The Abernathy MacGregor Group

212.371.5999

MORGANS HOTEL GROUP REPORTS THIRD QUARTER 2012 RESULTS

NEW YORK, NY – November 1, 2012 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for its third quarter ended September 30, 2012. The Company will host a conference call to review the quarter’s results on Friday, November 2, 2012 at 10:30 am.

•	Adjusted EBITDA was $2.9 million in the third quarter of 2012. The Company’s quarterly operating results reflect lower hotel revenues and operating expenses compared to the prior year’s quarter primarily due to the impact of rooms out of service from the renovation work at Hudson.

•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 8.0% in constant dollars during the third quarter of 2012.

•	At Hudson, the rooms renovation was completed at the end of September 2012, and all guestrooms have been renovated and are now in service. Additionally, the Company is converting 32 single room dwelling units (“SRO units”) into guestrooms, which are expected to be completed in December 2012, at a cost of approximately $150,000 per room.

•	In August 2012, the Company announced an agreement with MGM Resorts International (“MGM”) to convert the all-suite hotel at Mandalay Bay, THEhotel, into Delano Las Vegas, which will be managed by MGM. In addition, the Company acquired the leasehold interests in three restaurants at Mandalay Bay from an existing tenant for $15.0 million in cash at closing and a $10.6 million principal only promissory note to be paid over seven years. The venues will be reconcepted and managed by The Light Group (“TLG”).

•	During the third quarter, the Company announced a new long-term management agreement for Delano Moscow, a 160 room hotel in Moscow, Russia, expected to open in 2015.

•	In September, the Company opened its newest international property, Delano Marrakech, a 71-room hotel in Marrakech, Morocco.

Michael Gross, CEO of the Company, said: “During the third quarter, we made additional progress executing our growth strategy, with the announcement of Delano Las Vegas, in partnership with MGM, and Delano Moscow. The opening of our new international property in September, Delano Marrakech, marks the beginning of the rollout of our pipeline. We are excited about the momentum in our management business. Together with our previously announced expansion hotels, we will almost double the size of our portfolio when these hotels open, which we believe will allow us to generate high EBTIDA margins due to our scalable infrastructure. In addition, we completed our rooms and corridor renovation at Hudson in September. Overall, we are encouraged by our progress in the quarter and remain focused on executing our strategy and building long-term shareholder value.”

Third Quarter 2012 Operating Results

Adjusted EBITDA for the third quarter of 2012 was $2.9 million, a decrease of $2.0 million from the same period in 2011. Displacement due to rooms out of service from the renovation work at Hudson resulted in a $1.4 million decrease in EBITDA.

RevPAR at System-Wide Comparable Hotels, which excludes Delano and Hudson, increased by 8.0% in constant dollars (7.4% in actual dollars) in the third quarter of 2012 from the comparable period in 2011.

In the Northeastern United States, RevPAR from the System-Wide Comparable Hotels in the region, which consist of Morgans, Royalton and Ames, increased by 4.6%. Additionally, despite the renovation work at Hudson, ADR increased by 4.0% for the three months ended September 30, 2012 as compared to the same period in 2011. Mondrian SoHo, which opened in February 2011, generated an 8.9% RevPAR increase during the third quarter of 2012 as compared to the same period in 2011, driven by 6.4% occupancy growth.

MHG’s London hotels benefited from the Olympics during August 2012, which resulted in an increase in RevPAR of 16.9% (14.5 % in actual dollars) during the third quarter of 2012 as compared to the same period in 2011, primarily driven by increased rates. Revenues in Miami during the third quarter were relatively flat with a 0.6% increase in RevPAR during the third quarter of 2012 as compared to the same period in 2011. MHG’s San Francisco hotel experienced a RevPAR increase of 11.0%.

Management fees increased by 77.2% in the third quarter of 2012 as compared to the same period in 2011. This increase was primarily the result of the Company’s acquisition of 90% of TLG in November 2011 and fees from new management agreements related to the hotel properties sold in 2011.

In 2011, MHG sold its ownership interests in Mondrian Los Angeles, Royalton, Morgans, Sanderson and St Martins Lane. MHG continues to manage these hotels pursuant to long-term management agreements, and as a result, the gains on sales are deferred and recognized over the initial terms of the respective management agreements. During the three months ended September 30, 2012, the Company amortized $2.0 million of deferred gains into income.

MHG recorded a net loss of $15.7 million for the third quarter of 2012 compared to a net loss of $24.8 million for the third quarter of 2011, which included a $10.6 million impairment charge.

Renovations

At Hudson, as of September 30, 2012, all of the guestrooms have been renovated and are back in service. The Company also plans to convert 32 SRO units into guest rooms at an estimated cost of approximately $150,000 per room, and expects to have these new rooms in service in December 2012 bringing the total number of rooms at Hudson to 866. Additionally, the Company is making progress with the new restaurant at Hudson, which is anticipated to open in early 2013. To date, the Company has spent approximately $24.0 million on room, corridor and restaurant renovations, $6.0 million of which was spent in the third quarter of 2012, and intends to spend an additional approximately $5 to $6 million to complete these projects at Hudson.

Development Activity

On August 6, 2012, the Company announced an agreement with MGM to introduce Delano Las Vegas, an all-suite hotel at Mandalay Bay. After MGM completes a property renovation and redesign, THEhotel will be converted into Delano Las Vegas. The conversion of THEhotel to Delano Las Vegas is expected to be completed in late 2013 and will be funded by MGM. Delano Las Vegas will be managed by MGM pursuant to a 10-year licensing agreement, with two 5-year extensions at the Company’s option, subject to performance thresholds. Under the license agreement, the Company will earn a base fee, subject to increase based on its development and brand expansion, and the Company can earn an incentive fee based on Delano Las Vegas’ RevPAR in its competitive set.

MHG also acquired the leasehold interests in three restaurants at Mandalay Bay from an existing tenant for $15.0 million in cash at closing and a $10.6 million principal only promissory note to be paid over seven years. The venues will be reconcepted and managed by TLG. The three restaurants will be operated pursuant to 10-year operating leases with MGM, pursuant to which the Company will pay minimum annual lease payments and a percentage rent based on cash flow.

On August 16, 2012, the Company announced a new agreement for the management of a 160-room Delano-branded hotel scheduled to open in 2015. The Company will manage Delano Moscow pursuant to a 20-year management agreement, with one ten-year extension option, subject to certain conditions. Under the Delano Moscow agreement, MHG has agreed to contribute an aggregate of $10.0 million in key money, of which $3.0 million was contributed in August 2012 upon the signing of the management agreement, with the remaining $7.0 million to be contributed prior to the hotel opening. The initial $3.0 million key money contribution is refundable by the hotel owner if Delano Moscow does not open by the predetermined opening date. Additionally, the Company provided a cash flow guarantee to the owner that becomes payable if the hotel does not attain specified levels of net operating profits set forth in the management agreement up to certain maximum amounts for the first four years of the contract. Such guarantee fundings, if any, are recoverable out of future hotel cash flows and under certain other conditions.

In September 2012, the Company commenced the rollout of its hotel development pipeline with the opening of its newest international property, the 71-room Delano Marrakech. The self-contained luxury resort is located in the heart of Marrakech, Morocco, and boasts four culinary destinations, a world-class spa, three pools, luxury boutiques and a dynamic nightlife venue.

With a strong infrastructure in place, the Company expects the incremental EBITDA margins for newly signed management agreements and hotels in its pipeline to approximate 90%.

MHG now has signed management agreements for eight hotels, and a license agreement for another, that are scheduled to open over the next three years, with three of these hotels scheduled to open in the next eighteen months. Seven of these hotels already have financing for construction or redevelopment.

Balance Sheet and Liquidity

MHG’s total consolidated debt at September 30, 2012, excluding the Clift lease, was $416.0 million with a weighted average interest rate of 4.67%. At September 30, 2012, MHG had $8.6 million of cash and cash equivalents and $16.8 million available under its revolving credit facility, net of $52.0 million in outstanding borrowings, and $10.0 million of letters of credit against the facility. As of September 30, 2012, total restricted cash was $7.8 million.

MHG currently has approximately $269.0 million of remaining tax net operating loss carryforwards to offset future income, including gains on future asset sales. The Company has begun a sales process for Delano in South Beach and would use the proceeds from any sale for debt reduction, growth and general working capital purposes. In addition, the Company believes it has significant value available to it in Hudson.

Subsequent Event

Subsequent to the third quarter, the Company’s results have been impacted by Hurricane Sandy. Though all four of MHG’s New York properties were operating during the storm and none of them appear to have suffered any significant property damage, the Company has since had to close both Morgans and Mondrian SoHo pending the restoration of power to lower Manhattan. Given the widespread devastation Hurricane Sandy caused to the Northeastern United States, it is also impossible to assess the impact of the storm on the Company’s results, although it can be expected to impact travel to the Northeastern United States and travel from the Northeast region to other locations where the Company operates hotels. Consequently, the Company is not providing RevPAR expectations or projected EBITDA for 2012 at this time.

Conference Call

MHG will host a conference call to discuss the third quarter financial results on Friday, November 2, 2012 at 10:30AM Eastern time.

The call will be webcast live over the Internet and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 57989242. A replay of the call will be available two hours after the call and can be accessed by dialing (800) 585-8367 or (404) 537-3406 for international callers; the conference ID is 57989242. The replay will be available from November 2, 2012 through November 9, 2012.

Definitions

“System-Wide Comparable Hotels” includes all Morgans Hotel Group hotels operated by MHG except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarter ended September 30, 2012 and 2011 excludes Hudson and Delano, which were both undergoing renovations beginning in the third quarter of 2011 and continuing into 2012, the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which effective March 1, 2011 was no longer partially owned or managed by MHG, Mondrian SoHo, which opened in late February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, as further defined below.

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach and Marrakech, Mondrian in Los Angeles, South Beach and New York, Hudson in New York, Morgans and Royalton in New York, Shore Club in South Beach, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico. Morgans Hotel Group has ownership interests in or owns several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion, including Delano properties in Las Vegas, Nevada; Cesme, Turkey and Moscow, Russia; Mondrian properties in London, England; Marrakech, Morocco; Istanbul, Turkey; Doha, Qatar and Nassau, The Bahamas; and a Hudson in London, England. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Rooms	$24,311	$26,432	$70,930	$90,951
Food & beverage	12,649	15,575	42,025	49,216
Other hotel	1,036	1,271	3,495	5,020

Total hotel revenues	37,996	43,278	116,450	145,187
Management and other fees	6,040	3,408	18,672	10,112

Total revenues	44,036	46,686	135,122	155,299

Operating Costs and Expenses:
Rooms	7,818	8,263	23,256	29,122
Food & beverage	10,178	13,664	34,773	41,901
Other departmental	829	870	2,655	3,117
Hotel selling, general and administrative	9,549	9,951	28,335	33,301
Property taxes, insurance and other	3,965	4,247	11,531	12,136

Total hotel operating expenses	32,339	36,995	100,550	119,577
Corporate expenses:
Stock based compensation	2,162	1,366	4,789	7,384
Other	6,513	5,671	20,513	18,536
Depreciation and amortization	5,827	4,833	17,437	17,405
Restructuring, development and disposal costs	3,460	2,125	7,704	10,518

Total operating costs and expenses	50,301	50,990	150,993	173,420
Operating loss	(6,265)	(4,304)	(15,871)	(18,121)

Interest expense, net	8,344	8,775	24,348	27,783
Equity in loss of unconsolidated joint ventures	1,376	12,794	4,992	23,187
Gain on asset sales	(1,993)	(1,101)	(5,984)	(1,721)
Other non-operating expenses	1,728	616	4,190	2,885

Pre tax loss	(15,720)	(25,388)	(43,417)	(70,255)
Income tax expense	234	230	548	523

Net loss from continuing operations	(15,954)	(25,618)	(43,965)	(70,778)

Income from discontinued operations, net of tax	—	—	—	485

Net loss	(15,954)	(25,618)	(43,965)	(70,293)

Net loss attributable to noncontrolling interest	277	799	614	2,007

Net loss attributable to Morgans Hotel Group Co.	$(15,677)	$(24,819)	$(43,351)	$(68,286)

Preferred stock dividends and accretion	(2,836)	(2,285)	(8,204)	(6,701)

Net loss attributable to common stockholders	$(18,513)	$(27,104)	$(51,555)	$(74,987)

(Loss) income per share:
Basic and diluted from continuing operations	$(0.59)	$(0.89)	$(1.65)	$(2.41)
Basic and diluted from discontinued operations	$—	$—	$—	$0.02
Basic and diluted attributable to common stockholders	$(0.59)	$(0.89)	$(1.65)	$(2.39)

Weighted average common shares outstanding—basic and diluted	31,208	30,617	31,283	31,359

Selected Hotel Operating Statistics (1)	( In Actual Dollars)			( In Constant Dollars, if different)			( In Actual Dollars)			( In Constant Dollars, if different)
	Three Months			Three Months			Nine Months			Nine Months
	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%	Ended September 30,		%
	2012	2011	Change	2012	2011	Change	2012	2011	Change	2012	2011	Change
Clift
Occupancy	85.0%	89.2%	-4.7%				78.3%	80.1%	-2.2%
ADR	$252.16	$216.41	16.5%				$239.48	$216.36	10.7%
RevPAR	$214.34	$193.04	11.0%				$187.51	$173.30	8.2%

St. Martins Lane (2)
Occupancy	82.0%	83.3%	-1.6%	82.0%	83.3%	-1.6%	76.8%	73.9%	3.9%	76.8%	73.9%	3.9%
ADR	$440.21	$382.44	15.1%	$439.46	$374.19	17.4%	$388.57	$384.09	1.2%	$388.33	$375.08	3.5%
RevPAR	$360.97	$318.57	13.3%	$360.36	$311.70	15.6%	$298.42	$283.84	5.1%	$298.24	$277.18	7.6%

Sanderson (2)
Occupancy	79.7%	76.9%	3.6%	79.7%	76.9%	3.6%	69.9%	74.5%	-6.2%	69.9%	74.5%	-6.2%
ADR	$486.08	$433.81	12.0%	$485.26	$424.45	14.3%	$435.88	$437.41	-0.3%	$435.62	$427.15	2.0%
RevPAR	$387.41	$333.60	16.1%	$386.75	$326.40	18.5%	$304.68	$325.87	-6.5%	$304.50	$318.23	-4.3%

Shore Club
Occupancy	59.3%	56.6%	4.8%				63.8%	62.0%	2.9%
ADR	$219.10	$225.43	-2.8%				$284.60	$287.42	-1.0%
RevPAR	$129.93	$127.59	1.8%				$181.57	$178.20	1.9%

Mondrian South Beach
Occupancy	57.6%	62.8%	-8.3%				66.9%	65.8%	1.7%
ADR	$202.18	$189.37	6.8%				$264.90	$244.90	8.2%
RevPAR	$116.46	$118.92	-2.1%				$177.22	$161.14	10.0%

Ames
Occupancy	84.6%	80.3%	5.4%				76.7%	73.6%	4.2%
ADR	$254.40	$244.28	4.1%				$241.67	$221.75	9.0%
RevPAR	$215.22	$196.16	9.7%				$185.36	$163.21	13.6%

Morgans (3)
Occupancy	82.6%	85.7%	-3.6%				79.1%	85.8%	-7.8%
ADR	$283.09	$276.54	2.4%				$275.47	$263.38	4.6%
RevPAR	$233.83	$236.99	-1.3%				$217.90	$225.98	-3.6%

Royalton (3)
Occupancy	87.6%	86.7%	1.0%				86.0%	86.3%	-0.3%
ADR	$303.83	$290.18	4.7%				$298.67	$282.73	5.6%
RevPAR	$266.16	$251.59	5.8%				$256.86	$244.00	5.3%

Mondrian LA (3)
Occupancy	80.9%	80.8%	0.1%				77.7%	79.1%	-1.8%
ADR	$288.02	$297.43	-3.2%				$275.09	$280.74	-2.0%
RevPAR	$233.01	$240.32	-3.0%				$213.74	$222.07	-3.7%

System-wide Comparable Hotels
Occupancy	76.2%	76.8%	-0.8%	76.2%	76.8%	-0.8%	74.2%	74.5%	-0.4%	74.2%	74.5%	-0.4%
ADR	$296.09	$273.48	8.3%	$295.94	$271.82	8.9%	$292.74	$282.43	3.7%	$292.69	$280.70	4.3%
RevPAR	$225.62	$210.03	7.4%	$225.51	$208.76	8.0%	$217.21	$210.41	3.2%	$217.18	$209.12	3.9%

Hudson (4)
Occupancy	74.1%	92.9%	-20.2%				69.3%	88.1%	-21.3%
ADR	$230.73	$221.96	4.0%				$218.94	$205.78	6.4%
RevPAR	$170.97	$206.20	-17.1%				$151.73	$181.29	-16.3%

Delano (4)
Occupancy	58.9%	58.9%	0.0%				67.2%	66.8%	0.6%
ADR	$366.07	$380.65	-3.8%				$480.51	$481.43	-0.2%
RevPAR	$215.62	$224.20	-3.8%				$322.90	$321.60	0.4%

Mondrian SoHo (5)
Occupancy	84.6%	79.5%	6.4%				77.7%	78.2%	-0.6%
ADR	$305.86	$298.95	2.3%				$303.52	$291.25	4.2%
RevPAR	$258.76	$237.67	8.9%				$235.84	$227.76	3.5%

Hotel Las Palapas (6)
Occupancy	50.9%	45.0%	13.1%	50.9%	45.0%	13.1%	68.1%	63.7%	6.9%	68.1%	63.7%	6.9%
ADR	$136.16	$128.89	5.6%	$134.60	$118.68	13.4%	$150.99	$146.66	3.0%	$150.31	$132.32	13.6%
RevPAR	$69.31	$58.00	19.5%	$68.51	$53.41	28.3%	$102.82	$93.42	10.1%	$102.36	$84.29	21.4%

(1)	Not included in the above table are the operating statistics of San Juan Water and Beach Club, which the Company ceased managing effective July 13, 2011, and Hard Rock Hotel & Casino, which the Company ceased managing effective March 1, 2011.
(2)	MHG and Walton MG London Hotels Investors V, L.L.C., each 50/50 joint venture partners, sold the Sanderson and St Martins Lane hotels in November 2011. MHG continues to manage these hotels pursuant to long-term management agreements.
(3)	MHG sold these hotels in May 2011 and continues to manage the hotels pursuant to long-term management agreements.
(4)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under major renovation.
(5)	MHG began managing this hotel when it opened in February 2011. Statistics are for the period MHG operated the hotel.
(6)	This hotel is not a Morgans Hotel Group branded hotel and MHG believes that the hotel operating data for this hotel does not provide a meaningful depiction of the performance of its branded hotels.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:

•	Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives, costs of financings, transaction costs related to business acquisitions and sales, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, changes in the fair value of promissory notes issued in connection with the acquisition of the 90% controlling interest in The Light Group, and non-cash impairment charges recognized by unconsolidated joint ventures in which the Company is an equity investee;

•	Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects, the write-off of abandoned development projects resulting primarily from events generally outside management’s control, such as the tightening of credit markets, and severance costs related to restructuring initiatives. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA;

•	Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to our assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•	EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets; and

•	Gains recognized on asset sales, as we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, we believe material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Net loss attributable to Morgans Hotel Group Co.	$(15,677)	$(24,819)	$(43,351)	$(68,286)
Interest expense, net	8,344	8,775	24,348	27,783
Income tax expense	234	230	548	523
Depreciation and amortization expense	5,827	4,833	17,437	17,405
Proportionate share of interest expense from unconsolidated joint ventures	1,388	1,863	4,208	6,579
Proportionate share of depreciation expense from unconsolidated joint ventures	668	1,599	2,549	5,177
Proportionate share of depreciation expense of noncontrolling interests in consolidated joint ventures	—	—	—	(183)
Net loss attributable to noncontrolling interest	(526)	(799)	(1,405)	(2,210)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(1,270)	(5,103)	(3,933)	1,904

EBITDA	(1,012)	(13,421)	401	(11,308)

Add : Other non operating expense	1,728	616	4,190	2,885
Add : Other non operating expense from unconsolidated joint ventures	629	17,070	3,703	17,827
Add: Restructuring, development and disposal costs	3,460	2,125	7,704	10,518
Less : EBITDA from Clift, a leased hotel	(2,112)	(1,772)	(4,646)	(3,901)
Add : Stock based compensation	2,162	1,366	4,789	7,384
Less: Gain on asset sales	(1,993)	(1,101)	(5,984)	(1,721)
Less: Loss (income) from discontinued operations	—	—	—	(485)

Adjusted EBITDA	$2,862	$4,883	$10,157	$21,199

Impact of Asset Sales and Terminated Joint Venture Interests:
Sold Hotels EBITDA (1)	$—	$(696)	$—	$2,705
Sold Hotels Management Fees—Post-Sale (2)	759	778	2,019	1,193
Joint Venture Asset Sales (3)	—	2,040	—	6,041
Hard Rock Hotel & Casino EBITDA (4)	—	—	—	300
Hard Rock Hotel & Casino Management Fees (5)	—	—	—	832

Impact to Adjusted EBITDA, After Asset Sales and Hard Rock	$759	$2,122	$2,019	$11,071

(1)	Reflects the EBITDA of Mondrian Los Angeles, Royalton and Morgans, the three hotels sold by the Company in May 2011, through their respective dates of sale. This hotel EBITDA is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(2)	Reflects the management fees earned by the Company from the date of sale of each of Mondrian Los Angeles, Royalton and Morgans through the end of the periods.
(3)	Reflects the EBITDA of Sanderson and St Martins Lane, the two London hotels the Company owned through a 50/50 joint venture until November 2011, when the joint venture was sold. The amounts reflected are the Company’s 50% share of the hotels' EBITDA. MHG continues to manage these hotels.
(4)	Reflects the EBITDA of the hotel for the period the Company owned a minority interest. Effective March 1, 2011, the Company no longer had an ownership interest in this hotel.
(5)	Reflects the management fees earned by the Company during the period it operated the hotel. Effective March 1, 2011, the Company ceased managing this hotel.

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2012	2011	Change	2012	2011	Change
Clift	$2,112	$1,772	19%	$4,646	$3,901	19%
Shore Club	(45)	(73)	-38%	96	164	-41%
Mondrian South Beach	(487)	(253)	92%	180	377	-52%
Ames	160	73	-119%	138	103	-34%

Owned and Joint Venture Comparable Hotels (2)	1,740	1,519	15%	5,060	4,545	11%

Morgans (3)	—	(683)	n/m	—	(837)	n/m
Royalton (3)	—	(33)	n/m	—	221	n/m
Mondrian Los Angeles (3)	—	20	n/m	—	3,321	n/m
St Martins Lane (4)	(7)	1,284	-101%	(594)	3,623	-116%
Sanderson (4)	(252)	756	-133%	(934)	2,418	-139%

Sold Hotels	(259)	1,344	-119%	(1,528)	8,746	-117%

Total System-Wide Comparable Hotels	1,481	2,863	-48%	3,532	13,291	-73%

Hudson (5)	2,672	4,054	34%	3,101	8,230	62%
Delano (5)	1,248	1,562	-20%	9,681	10,700	-10%
Hard Rock—Joint Venture (6)	—	—	n/m	—	300	n/m
Mondrian SoHo—Joint Venture (7)	411	393	5%	1,123	860	31%

Total Hotels	$5,812	$8,872	-34%	$17,437	$33,381	-48%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.
(3)	In May 2011, MHG sold these three hotels. Information is for the period MHG owned the hotels, and is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.
(4)	In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Amounts in 2011 represent MHG’s share of the respective hotels’ EBITDA, after management fees. Amounts in 2012 represent MHG’s respective hotels’ food and beverage EBITDA, after management fees. Following the sale of the joint venture entity, MHG continues to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner.
(5)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation. The renovation at Delano was completed during the second quarter of 2012 and the room and corridor renovation at Hudson was completed in late September 2012.
(6)	MHG had a minority ownership interest in this hotel until March 1, 2011. Information is for the period MHG had an ownership interest in the hotel.
(7)	This hotel opened in February 2011. Information is for the period the hotel was open.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2012	2011	Change	2012	2011	Change
Hudson (1)	$13,129	$15,827	-17%	$34,667	$41,294	-16%
Delano (1)	3,850	4,001	-4%	17,157	17,040	1%
Clift	7,332	6,603	11%	19,106	17,601	9%

Total Owned Hotels (2)	$24,311	$26,431	-8%	$70,930	$75,935	-7%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2012	2011	Change	2012	2011	Change
Hudson (1)	$15,084	$19,500	-23%	$41,132	$51,781	-21%
Delano (1)	7,806	8,313	-6%	33,319	34,305	-3%
Clift	10,046	9,412	7%	27,842	26,593	5%

Total Owned Hotels (2)	$32,936	$37,225	-12%	$102,293	$112,679	-9%

(1)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation. The renovation at Delano was completed during the second quarter of 2012 and the room and corridor renovation at Hudson was completed in late September 2012.
(2)	Does not include revenue from the three hotels sold in May 2011, Royalton, Morgans or Mondrian Los Angeles, for the period owned during the year ended December 31, 2011, as these hotels are no longer owned hotels.

Balance Sheets

(In thousands)

	September 30,	December 31,
	2012	2011 (1)
		(restated)
ASSETS:
Property and equipment, net	$304,233	$289,169
Goodwill	66,572	66,572
Investments in and advances to unconsolidated joint ventures	11,630	10,201
Cash and cash equivalents	8,554	28,855
Restricted cash	7,810	9,938
Accounts receivable, net	14,113	10,827
Related party receivables	5,514	4,142
Prepaid expenses and other assets	7,594	5,293
Deferred tax asset, net	78,779	78,778
Other, net	72,221	51,669

Total assets	$577,020	$555,444

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$504,603	$439,905
Accounts payable and accrued liabilities	39,130	36,576
Deferred gain on asset sales	143,427	148,760
Other liabilities	15,052	14,394

Total liabilities	702,212	639,635

Redeemable noncontrolling interest	6,395	5,448
Commitments and contingencies

Total Morgans Hotel Group Co. stockholders’ deficit	(138,006)	(97,463)
Noncontrolling interest	6,419	7,824

Total stockholders’ deficit	(131,587)	(89,639)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$577,020	$555,444

(1)	The 2011 balance sheet has been restated for the final purchase price allocation of the Company’s acquisiton of a 90% controlling interest in The Light Group, which was acquired in November 2011.